Exhibit 4(o)




Norwood Venture Corporation								December 22, 2000


Sono-Tek Corporation
2012 Route 9W, Building 3
Milton, NY  12547

Attention:  Mr. James L. Kehoe, Chairman and Chief Executive Officer

Subject: Note and Warrant Purchase Agreement dated September 29, 1999 (the "Agreement") the 12% Note dated September 30, 1999 (the "Note").

Gentlemen:

	In response to your request, Norwood is lending, on the date hereof, an additional $100,000 to Sono-Tek. As such, the Agreement and the Note are hereby amended (the "First Amendment"), as follows (capitalized terms having the same meaning as in the Agreement).

a. The Note is increased to $550,000, from $450,000.
b. Section 1.1 of the Agreement is modified such that the Note is $550,000, and the prepayment amounts are increased to $15,278 from $12,500.
c. Section 1.1 is amended further such that the Warrant Shares are increased to 1,344,444 from 1,100,000. The Company will issue a replacement Warrant on or prior to March 31, 2001.
d. Section 1.3 of the agreement continues in effect, and the Security Agreement secures all of the Company's obligations under the Agreement and the Note, as amended.
e. The funds advanced pursuant to this letter will be used for working capital and to reduce accounts payable.
f. If within 90 days of the date hereof, the $100,000 being advanced today is prepaid in full, together with interest accrued thereon, and the Company is otherwise in compliance with all terms and conditions of the Agreement and the Note, then: a) the Note shall revert to $450,000, b) the scheduled prepayment amounts shall revert to $12,500, and c) the Warrant Shares shall revert to 1,100,000.
g. All other terms and conditions of the Agreement, Note, and other Closing Documents remain in full force and effect.

If this letter correctly states our agreement in all respects, please sign below, fax back a copy, and return one original.

							Very truly yours,

/s/ Mark R. Littell

MRL.hmf

Agreed:
Sono-Tek Corporation

By:	/s/ James L. Kehoe

Title:	Chairman and CEO

Date:	December 22, 2000

Norwood Venture Corporation								April 30, 2001

Sono-Tek Corporation
2012 Route 9W, Building 3
Milton, NY  12547

Attention:  Mr. Christopher L. Coccio, President and Chief Executive Officer

Subject: Note and Warrant Purchase Agreement dated September 29, 1999(the "Agreement") the 12% Note dated September 30, 1999 (the "Note"), and the First
Amendment dated December 22, 2000.

Gentlemen:

	In response to your request, Norwood is lending, on the date hereof, an additional $300,000 to Sono-Tek, of which $216,667 will be funded through participations in Norwood's loan by certain other lenders. Of such $216,667, $50,000 shall be credited through the cancellation of obligations due from the Company to certain of these lenders. As such, the Agreement and the Note are hereby amended (the "Second Amendment"), as follows (capitalized terms having the same meaning as in the Agreement).

a. The Note is increased to $850,000, from $550,000.
b. Section 1.1 of the Agreement is modified such that the Note is $850,000, and the prepayment amounts are increased to $23,612 from $15,278.
c. Section 1.1 is amended further such that the Warrant Shares are increased to 2,077,777 from 1,344,444, and the exercise price of the incremental 733,333 Warrant Shares is $.10 per share, The Company will issue a replacement Warrant on or prior to May 31, 2001.
d. Section 1.3 of the agreement continues in effect, and the Security Agreement secures all of the Company's obligations under the Agreement and the Note, as amended.
e. The funds advanced pursuant to this letter will be used for working capital and to reduce accounts payable.
f. If within 90 days of the date hereof, the $300,000 discussed herein is prepaid in full, together with interest accrued thereon, and the Company is otherwise in compliance with all terms and conditions of the Agreement and the Note, then: a) the Note shall revert to $550,000, b) the scheduled prepayment amounts shall revert to $15,278, and c) the incremental $.10 Warrant Shares shall be reduced to 366,667 (total Warrant Shares then being 1,711,111).
g. If the $300,000 discussed herein is not prepaid in full, together with interest accrued thereon, within 90 days of the date hereof, then the exercise price of the incremental 733,333 Warrant Shares discussed herein shall be the lesser of: a) $.10 per share, or b) the average daily closing price for the Company's Common Stock during the six month period from July 1, 2001 through December 31, 2001.
h. All other terms and conditions of the Agreement, Note, and other Closing Documents remain in full force and effect.

If this letter correctly states our agreement in all respects, please sign below, fax back a copy, and return one original.

							Very truly yours,
							/s/ Mark R. Littell
MRL.hmf

Agreed:
Sono-Tek Corporation
By:	/s/Christopher L. Coccio
Title:	CEO and President
Date:	April 30, 2001